Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-3 of TherapeuctisMD, Inc. of our report dated March 27, 2012, relating to the consolidated financial statements of TherapeuticsMD, Inc. and Subsidiary, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey
January 24, 2013